Exhibit 99.2

Biomet Announces Pricing of Senior Notes and Senior Subordinated Notes

Warsaw, Ind., September 18, 2012 – Biomet, Inc. today announced that it has priced its previously announced offerings of $825 million aggregate principal amount of 6.500% senior notes due 2020 (the “Additional Senior Notes”) at an issue price of 105.000% plus accrued interest from August 8, 2012 and of $500 million aggregate principal amount of 6.500% senior subordinated notes due 2020, which has been increased to $800 million aggregate principal amount of senior subordinated notes due 2020 (the “Senior Subordinated Notes” and, together with the Additional Senior Notes, the “Notes”) at an issue price of 100.000%. The Additional Senior Notes are a follow-on issue to the Company’s $1.0 billion aggregate principal amount of 6.500% senior notes due 2020 issued on August 8, 2012 (the “Existing Senior Notes”) and will form a single class of debt securities with the Existing Senior Notes.

The Notes will be offered in private offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in accordance with Regulation S under the Securities Act. The offerings are expected to close on or about October 2, 2012, subject to customary closing conditions.

Biomet intends to use the net proceeds from the offerings of the Notes, together with cash on hand and other sources, to fund the company’s tender offer for any and all of its outstanding 10% senior notes due 2017 and approximately $800 million of its outstanding 11 5/8% senior subordinated notes due 2017. If the tender offer is not consummated or not consummated in full, any net proceeds of these offerings not used in the tender offer will be used to redeem any 10% senior notes due 2017 not accepted for purchase in the tender offer and to redeem 11 5/8% senior subordinated notes due 2017 in an amount equal to $800 million aggregate principal amount less any amounts accepted for purchase in the tender offer. The offerings are not conditioned on the consummation of each other offering or the consummation of the tender offer.

The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering circular for each offer.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses large joint reconstructive products, including orthopedic joint replacement devices, and bone cements and accessories; sports medicine, extremities and trauma products, including internal and external orthopedic fixation devices; spine and bone healing products, including spine hardware, spinal stimulation devices, and orthobiologics, as well as electrical bone growth stimulators and softgoods and bracing; dental reconstructive products; and other products, including microfixation products and autologous therapies. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Contacts

For further information contact Daniel P. Florin, Senior Vice President and Chief Financial Officer, at (574) 372-1687 or Barbara Goslee, Director, Investor Relations at (574) 372-1514.

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